Exhibit 99.1

Tidelands Royalty Trust “B”

News Release

TIDELANDS ROYALTY TRUST “B”

ANNOUNCES QUARTERLY CASH DISTRIBUTION

DALLAS, Texas, September 19, 2014 – Southwest Bank, as Trustee of the Tidelands Royalty Trust “B” (OTC BB: TIRTZ) (“Tidelands”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.071887 per unit, payable on October 14, 2014, to unitholders of record on September 30, 2014. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelandsroyaltytrust.com/.

The distribution this quarter increased to $0.071887 per unit from $0.059940 per unit last quarter. As compared to last quarter, there was decreased natural gas production, decreased oil production and a slight increase in oil prices; however, royalties received this quarter increased due to a decrease in professional expenses.

Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron Hooper Senior Vice President Southwest Bank Toll Free (855) 588-7839